                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-12

                         INVERESK RESEARCH GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         INVERESK RESEARCH GROUP, INC.
                              11000 WESTON PARKWAY
                                   SUITE 100
                           CARY, NORTH CAROLINA 27513

                                                                  March 31, 2003

Dear Stockholder:

     I am pleased to invite you to attend the 2003 Annual Meeting of Stockholders of Inveresk Research Group, Inc., to be held at 10:00 a.m., eastern daylight time, on Tuesday, April 29, 2003, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

     The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by our Company's stockholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters.

                                          Sincerely,

                                          /s/ Walter S. Nimmo
                                          Walter S. Nimmo
                                          President and Chief Executive Officer

                         INVERESK RESEARCH GROUP, INC.
                              11000 WESTON PARKWAY
                                   SUITE 100
                           CARY, NORTH CAROLINA 27513
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 29, 2003
                             ---------------------

To the Stockholders of Inveresk Research Group, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Inveresk Research Group, Inc., a Delaware corporation, will be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 on Tuesday, April 29, 2003, at 10:00 a.m., eastern daylight time, for the following purposes:

          (1) to elect two Class I Directors to hold office for a term of three years or until their respective successors are elected and qualified; and

          (2) to transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

     These matters are more fully described in the proxy statement accompanying this notice.

     The Board of Directors has fixed the close of business on March 21, 2003 as the record date for the annual meeting. Only holders of record of our common stock on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the meeting.

     It is important that your shares be represented at the annual meeting. Whether or not you expect to attend in person, please vote, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they desire.

                                          By Order of the Board of Directors,

                                          /s/ D.J. Paul E. Cowan
                                          D.J. Paul E. Cowan
                                          Secretary

March 31, 2003
Cary, North Carolina

                         INVERESK RESEARCH GROUP, INC.
                              11000 WESTON PARKWAY
                                   SUITE 100
                           CARY, NORTH CAROLINA 27513

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 2003

     This proxy statement and the accompanying proxy card are first being mailed to holders of our common stock on or about March 31, 2003, in connection with the solicitation by our Board of Directors of proxies to be voted at our 2003 annual meeting of stockholders, including any postponement or adjournment of the meeting. The annual meeting is to be held on Tuesday, April 29, 2003 at 10:00 a.m., eastern daylight time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. In this proxy statement, unless the context otherwise requires, the terms "we," "our," "Inveresk Research Group" and the "Company" each refer to Inveresk Research Group, Inc. and its consolidated subsidiaries.

     This proxy statement also is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2002.

     Your vote is important and our Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the annual meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card.

ABOUT THE MEETING

  WHAT IS THE PURPOSE OF THE MEETING?

     The principal purposes of the meeting are:

     - to elect two Class I Directors to hold office for a term of three years or until their respective successors are elected and qualified; and

     - to transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

     The Board of Directors is not aware of any other matters to be presented for action at the meeting.

  WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only holders of record of our common stock at the close of business on March 21, 2003 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. There were 36,232,089 shares of our common stock outstanding on the record date.

     If you are a holder of record and plan to attend the annual meeting, please bring photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in "street name," you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

 WHAT CONSTITUTES A QUORUM?

     The presence, either in person or by proxy, of the holders of a majority of the shares of our common stock that were outstanding on the record date constitutes a quorum. A quorum is required to hold the annual meeting. If you submit a properly executed proxy card, your shares will be counted toward the quorum even if you withhold authority to vote or you indicate on the proxy card that you wish to abstain.

 WHAT ARE THE VOTING RIGHTS OF STOCKHOLDERS AND WHAT VOTE IS NEEDED TO APPROVE EACH PROPOSAL?

     Each stockholder is entitled to one vote for each share of common stock registered in the stockholder's name on the record date. Directors will be elected by a plurality of the shares of our common stock present in person or represented by proxy. This means that the nominees receiving the highest number of votes will be elected.

 HOW IS MY VOTE COUNTED?

     If you properly execute and date a proxy card in the form delivered to you with this proxy statement, and if we receive it before voting begins at the annual meeting, the shares described in the proxy card will be voted in the manner specified on the proxy card. If you do not specify on the proxy card how you wish your shares to be voted, the shares described in the proxy card will be voted FOR the election of the director nominees recommended by our Board of Directors.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will determine whether or not a quorum is present. If you abstain from voting on any matter, your shares will be counted for quorum purposes but will be treated as unvoted for purposes of determining whether the stockholders have approved that matter.

     A broker, bank or other nominee that is the record holder of shares held in "street name" may indicate on a proxy submitted in respect of those shares that it has authority to vote shares covered by the proxy on one or more but not all matters. When that happens, those shares will be counted for quorum purposes but in respect of any matter for which the nominee does not have authority to vote, those shares will be treated as not voted and as not being present and entitled to vote with respect to that matter.

 WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The matters described in this proxy statement are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders named in the proxy card will vote your shares in their discretion.

 WHAT DO I DO IF ANY OF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares of common stock are held in the name of your broker, a bank or another nominee, you are not eligible to submit a proxy over those shares yourself. In most cases, however, you are entitled to direct how your shares should be voted. You should contact your broker, bank or other nominee to find out how to do this.

 CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY CARD?

     If you cast a vote by proxy, you may revoke it at any time before the meeting by giving us written notice expressly revoking the proxy, or by signing and forwarding to us a later-dated proxy card, or by attending the annual meeting and personally voting the shares of common stock that you own of record. Any written notice of revocation or subsequent proxy should be sent to Inveresk Research Group, Inc. at our principal executive offices, 11000 Weston Parkway, Suite 100, Cary, North Carolina 27513, Attention: D. J. Paul E. Cowan, and must be received by us before voting begins at the annual meeting.

 WHO PAYS THE COSTS OF SOLICITING PROXIES?

     We will pay the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

     Our bylaws currently provide for classified directors and staggered director terms. Our Board of Directors is divided into three classes, each as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. Our Board of Directors currently consists of six members: two members in Class I whose terms will expire at the 2003 annual meeting, two members in Class II whose terms will expire at the 2004 annual meeting and two members in Class III whose terms will expire at the 2005 annual meeting. The following table lists the nominees for Class I directors to be elected at the 2003 annual meeting.

NAME                              AGE   DIRECTOR SINCE   POSITION WITH INVERESK RESEARCH GROUP
----                              ---   --------------   -------------------------------------
Dr. John Urquhart...............  68         2002        Vice Chairman of the Board of
                                                         Directors
Vanessa C.L. Chang..............  50         2002        Director

     Dr. John Urquhart has served as the Vice Chairman of our Board of Directors since March 2002 and has served as a director of Inveresk Research Group Limited (our subsidiary and former holding company) since January 2000. Since September 1995, Dr. Urquhart has been the Chief Scientist of AARDEX Ltd., acting as the chief technical officer of the pharmaceutical packaging company, and the Chief Executive Officer of APREX, also a pharmaceutical packaging company and a subsidiary of AARDEX. Since 1991, Dr. Urquhart has been a member of the board of directors of the Cayman subsidiary of HBM Bioventures, a Swiss-based venture capital firm. Dr. Urquhart has been Extraordinary Professor of Pharmacoepidemiology at Maastricht University in the Netherlands since 1991, concentrating on graduate education and research, and an Adjunct Professor of Biopharmaceutical Sciences at University of California San Francisco Medical Center since 1986. In addition, Dr. Urquhart occasionally serves as a paid consultant to the pharmaceutical industry. Dr. Urquhart received his M.D. from Harvard Medical School in 1959 and his Bachelor's degree from Rice University in 1955.

     Ms. Vanessa C. L. Chang has served as one of our directors since December 2002. Ms. Chang is a member of the board of directors and chairperson of the audit committee of New Perspective Fund, Inc., a global mutual fund. New Perspective Fund is a member of the American Funds family and is advised by Capital Research and Management Company. She is also a member of the Board of Trustees, chairperson of the Business and Finance Committee and a member of the Investment Committee and Audit Committee of Claremont Graduate University. Ms. Chang worked at KPMG Peat Marwick from 1976 to 1997 and was a Corporate Finance Partner in the Los Angeles office from 1986 to 1997 and in charge of Corporate Finance, West Coast from 1986 to 1992. Ms. Chang received a B.A. from the University of British Columbia in 1974 and is a Certified Public Accountant.

RECOMMENDATION REGARDING THE ELECTION OF DIRECTORS

     Our Board of Directors recommends that you vote FOR the two named nominees to be elected as directors.

                   BOARD OF DIRECTORS -- GENERAL INFORMATION

DIRECTORS CONTINUING IN OFFICE

     The following information relates to the other persons whose terms as directors will continue after the 2003 annual meeting.

 CLASS II DIRECTORS -- TERM EXPIRES AT THE ANNUAL MEETING IN 2004

NAME                              AGE   DIRECTOR SINCE   POSITION WITH INVERESK RESEARCH GROUP
----                              ---   --------------   -------------------------------------
Dr. Ian P. Sword................  60         2002        Chairman of the Board of Directors
Dr. John T. Henderson...........  58         2002        Director

     Dr. Ian P. Sword is Chairman of our Board of Directors and has served as Chairman of the board of directors of Inveresk Research Group since September 1999. Dr. Sword served as director and Senior Executive Vice President of SGS Societe Generale de Surveillance SA between September 1993 and March, 2002. Dr. Sword was the Chairman of Scottish Enterprise Edinburgh and Lothian Ltd, an entity that engages in the development of enterprises in the Edinburgh area, from April 2000 until March 2002. Dr. Sword earned a Ph.D. from Glasgow University.

     Dr. John T. Henderson has served as one of our directors since March 2002. Since January 1, 2001, Dr. Henderson has served as a consultant to the pharmaceutical industry through Futurepharm LLC, a company founded and owned by him. Dr. Henderson held various positions at Pfizer Inc. from December 1974 until December 2000. At Pfizer, he gained broad experience in drug development as Vice President of European Clinical Research and Regulatory Affairs and subsequently as Senior Vice President for Development in Japan. In 1993, he transferred to New York where he held various appointments in medical affairs at European, International and Global levels, before retiring at the end of 2000. Dr. Henderson earned his primary medical degree in 1968 and a Bachelor's degree in 1965, each from the University of Edinburgh.

 CLASS III DIRECTORS -- TERM EXPIRES AT THE ANNUAL MEETING IN 2005

NAME                              AGE   DIRECTOR SINCE   POSITION WITH INVERESK RESEARCH GROUP
----                              ---   --------------   -------------------------------------
Dr. Walter S. Nimmo.............  55         2002        Chief Executive Officer, President
                                                         and Director
S. Louise McCrary...............  44         2002        Director

     Dr. Walter S. Nimmo is our Chief Executive Officer and President. He has served on our Board of Directors since March 2002 and has served as Chief Executive and as a director of Inveresk Research Group since September 1999. From 1993 until September 1999, Dr. Nimmo was Chief Executive Officer at Inveresk Clinical Research; Dr. Nimmo had established Inveresk Clinical Research, which was purchased by SGS Societe Generale de Surveillance SA in 1993, in 1988. Dr. Nimmo holds a BSc in medical sciences and qualified as a medical doctor in 1971. He became a Member of the Royal College of Physicians in 1975 and a Fellow in 1980. He also became a Fellow of the Royal College of Anaesthetists in 1977. He has lectured at Harvard, Duke and other prominent universities.

     Ms. S. Louise McCrary has served as one of our directors since March 2002 and has worked at WellPoint Health Networks Inc., a Fortune 200 managed care company, since December 1996. She has served as Senior Vice President and Chief of Staff and Corporate Planning, Office of the Chairman since February 2000 and prior to that, she served as Senior Vice President, Chief Accounting Officer and Controller of Wellpoint and Chief Financial Officer of all WellPoint subsidiaries, including Blue Cross of California. From July 1985 until November 1996, Ms. McCrary worked at Coopers & Lybrand and was a Partner at Coopers & Lybrand from 1993 until 1996. Ms. McCrary earned a B.A. in accounting from Golden Gate University in 1984.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     While our executive officers are responsible for our daily operations, our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of our company and management. In 2002, our Board of Directors held four meetings. Each incumbent member of our Board of Directors during the time he or she served as a director attended at least 75% of the meetings during 2002 of the Board of Directors and board committees of which he or she was a member.

     Our Board of Directors has established a standing Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee and may from time to time establish other committees.

 THE AUDIT COMMITTEE

     The Audit Committee of our Board of Directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The Audit Committee operates under a written charter that was amended and restated by our Board of Directors as of October 25, 2002. A copy of the charter is included as Annex A to this proxy statement. A copy of the charter may also be found on our website at www.inveresk.com. The Audit Committee held two meetings in 2002. The Audit Committee currently consists of Ms. McCrary (Chairperson), Ms. Chang, Dr. Henderson and Dr. Sword, each of whom qualifies as an independent director pursuant to Rule 4200(a)(14) of The Nasdaq Stock Market's listing standards. Ms. McCrary qualifies as an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

 THE COMPENSATION COMMITTEE

     The Compensation Committee of our Board of Directors reviews and recommends to our Board of Directors the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to the compensation and benefits of our employees. The Compensation Committee operates under a written charter that was amended and restated by our Board of Directors as of October 25, 2002. A copy of the charter may be found on our website at www.inveresk.com. The Compensation Committee held two meetings in 2002. The Compensation Committee currently consists of Dr. Sword (Chairperson), Ms. McCrary and Dr. Urquhart.

 THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

     The Corporate Governance and Nominating Committee of our Board of Directors identifies individuals qualified to become members of our Board of Directors, selects, or recommends that our Board of Directors select, the director nominees for each annual meeting of our stockholders and develops our corporate governance principles. The Corporate Governance and Nominating Committee will consider nominees for election as directors that are proposed by our stockholders. Any such proposals should be made in writing and addressed to the Committee in care of our corporate Secretary and delivered to our principal executive offices, 11000 Weston Parkway, Cary, North Carolina 27513. The Corporate Governance and Nominating Committee operates under a written charter that was amended and restated by our Board of Directors as of October 25, 2002. A copy of the charter may be found on our website at www.inveresk.com. The Corporate Governance and Nominating Committee held one meeting in 2002. The Corporate Governance and Nominating Committee currently consists of Dr. Urquhart (Chairperson), Dr. Henderson, Ms. McCrary and Dr. Sword.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Drs. Urquhart and Sword and Ms. McCrary. No member of the Compensation Committee has ever been an officer or employee of Inveresk Research Group and no executive officers of Inveresk Research Group have served on the board of directors or on the compensation committee of any other entity, any of whose officers serves either on our Board of Directors or on our Compensation Committee.

                               EXECUTIVE OFFICERS

     Information about Walter S. Nimmo, one of our officers, is contained above under the heading "Board of Directors -- General Information." Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board of Directors and are customarily appointed as officer at the annual meeting of the Board of Directors held following each annual meeting of stockholders.

NAME                              AGE   OFFICER SINCE   POSITION WITH INVERESK RESEARCH GROUP
----                              ---   -------------   -------------------------------------
D. J. Paul E. Cowan.............  42        2002        Chief Financial Officer, Treasurer
                                                        and Secretary
Michael F. Ankcorn..............  60        1996        Group Executive Vice President
Dr. Brian Bathgate..............  43        2001        Group Executive Vice President
Alastair S. McEwan..............  47        2001        Group Executive Vice President
Nicholas J. Thornton............  41        2001        Group Executive Vice President

     Mr. D. J. Paul E. Cowan is our Chief Financial Officer, Treasurer and Secretary and has served as Chief Financial Officer of Inveresk Research Group since January 2002. Prior to joining Inveresk Research, Mr. Cowan worked as an investment banker at Bear Stearns International Limited from May 2000 until January 2002, specializing in the European health care and biotechnology industries. From September 1997 until December 1999, Mr. Cowan was Chief Financial Officer of Cerebrus plc, a privately owned biotechnology company. Mr. Cowan worked as an investment banker at Societe Generale from April 1997 until August 1997 and at Deutsche Bank from November 1988 until April 1997, in each case specializing in mergers and acquisitions. Mr. Cowan received his Bachelor's degree in business in 1981 from Queensland University of Technology in Australia.

     Mr. Michael F. Ankcorn is a Group Executive Vice President of Inveresk Research Group, Inc. and has served as Chairman, President and Chief Executive Officer of CTBR Bio-Research Inc. (formerly ClinTrials BioResearch Ltd.), our Canadian pre-clinical operation, since August 1996. From December 1978, Mr. Ankcorn served as President and Chief Executive Officer of Bio-Research Laboratories Ltd. until all of its assets were purchased and the business of CTBR Bio-Research Inc. commenced in August 1996. Prior to this, he served as Assistant Vice-President of the Canada Development Corporation and as a director on the board of a number of health care venture capital investee companies.

     Dr. Brian Bathgate is a Group Executive Vice President of Inveresk Research Group, Inc. and has served as President of our Pre-Clinical Europe operations since April 2001. Dr. Bathgate served as General Manager of Inveresk Research International Limited from September 1996 until April 2001, responsible for all activities relating to the European pre-clinical division. Dr. Bathgate earned a Bachelor's degree in 1982 from Glasgow University, a Ph.D. in 1985 from Nottingham University, a Business Management Diploma (HND) in 1988 and completed the Young Managers Programme at INSEAD in 1996.

     Mr. Alastair S. McEwan is a Group Executive Vice President of Inveresk Research Group, Inc. and has served as President of our Clinical Americas operations since April 2001. Mr. McEwan was Head of Corporate Development of Inveresk Research Group from January 2000 until March 2001, focusing on mergers and acquisitions, and served as General Manager, Clinical, of Inveresk Research Group Limited from June 1996 until December 1999, with operational responsibility for the clinical division. Mr. McEwan has served as a director of Inveresk Research Inc. since April 2001. Mr. McEwan qualified as a Chartered Accountant in 1979 with the Institute of Chartered Accountants of Scotland after receiving a Bachelor of Commerce degree in 1976 from the University of Edinburgh.

     Mr. Nicholas J. Thornton is a Group Executive Vice President of Inveresk Research Group, Inc. and has served as President of our Clinical Europe Asia Pacific operations since April 2001. Mr. Thornton has served as President of Inveresk Research Limited and Inveresk Clinical Research Limited since April 2001. Prior to joining Inveresk Research Group, Mr. Thornton worked at SGS Societe Generale de Surveillance Holding SA as Senior Vice President of eBusiness from April 2000 until February 2001, where he established the corporate eBusiness unit, and as Vice President Group Corporate Development from January 1998 until March 2000, where he was responsible for acquisitions and development of SGS Societe Generale de Surveillance Holding SA. Mr. Thornton was the Managing Director of SGS Medlab Holdings Australia Limited from February 1997 until December 1997, where he was responsible for making and managing investments in pathology services in Australia. Mr. Thornton received an M.B.A. in 1992 and a law degree (LLB) in 1984, each from Auckland University in New Zealand.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below summarizes information concerning the compensation paid by us during 2002 and 2001 to our Chief Executive Officer and our five other most highly paid executive officers. We refer to those persons as our named executive officers.

                                                                                  LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION                            AWARDS
                             -----------------------------------------------   ----------------------------
                                                                                ADJUSTED
                                                                               NUMBER OF
                                                                               SECURITIES
NAME AND                     FISCAL                           OTHER ANNUAL     UNDERLYING      ALL OTHER
PRINCIPAL POSITION            YEAR    SALARY(1)   BONUS(1)   COMPENSATION(1)   OPTIONS(2)   COMPENSATION(1)
------------------           ------   ---------   --------   ---------------   ----------   ---------------
Dr. Walter S. Nimmo........   2002    $256,285    $720,160       $17,065(3)      23,468        $ 45,338(4)
  President and Chief         2001    $201,676    $366,718       $17,896(5)      88,685        $ 34,445(6)
  Executive Officer
D.J. Paul E. Cowan(7)......   2002    $224,671    $ 74,690       $ 1,243(8)     268,809        $ 58,834(9)
  Chief Financial Officer,    2001          --          --            --             --              --
  Secretary and Treasurer
Michael F. Ankcorn.........   2002    $236,165    $236,165       $10,316(10)     29,345(11)    $320,711(12)
  Vice President              2001    $222,795    $111,397       $10,415(13)    251,200        $311,111(14)
Dr. Brian Bathgate.........   2002    $133,514    $133,514       $13,043(15)     29,346        $ 18,500(16)
  Vice President              2001    $ 98,828    $ 33,718       $12,042(17)     70,793        $ 14,584(18)
Alastair S. McEwan.........   2002    $190,000    $190,000            --         11,738        $ 37,218(19)
  Vice President              2001    $160,209    $ 98,700       $ 3,645(20)    135,844        $ 66,235(21)
Nicholas J. Thornton(22)...   2002    $211,176    $211,176       $13,790(23)     11,738        $ 34,162(24)
  Vice President              2001    $158,567    $115,150       $11,852(25)    301,507        $ 58,429(26)

---------------

 (1) Certain of our executive officers are paid in pounds sterling (L) or Canadian dollars (CAN$). Whenever in this proxy statement we present the amount of their compensation in U.S. dollars ($), those amounts reflect the use of the following foreign currency exchange rates: (i) for 2001, L1=$1.4405 and CAN$1=$0.6428, (ii) for 2002, L1=$1.5032 and CAN$1=$0.6368;
     and (iii) for all other purposes (including estimated future compensation benefits), L1=$1.6000 and CAN$1=$0.6400. The exchange rates for 2001 and 2002 are the same rates used in the preparation of our audited statements of operations for the years ended December 30, 2001 and December 31, 2002, respectively.

 (2) Represents options issued by Inveresk Research Group, Inc. in replacement of options previously issued by Inveresk Research Group Limited pursuant to the change in our ultimate parent company which took place immediately prior to our initial public offering. Mr. Cowan's and Mr. Ankcorn's options were to purchase B ordinary shares in Inveresk Research Group Limited. All of the other named individuals received options to purchase ordinary shares.

 (3) Includes car allowance of $11,232, fuel allowance of $5,442 and clothing allowance of $391.

 (4) Includes payments for pension plan of $38,332, premiums for life assurance of $4,278, premiums for private health coverage of $389, premiums for permanent health insurance of $1,679 and premiums for spouse's death in service benefits of $660.

 (5) Includes car allowance of $11,910 and fuel allowance of $5,059.

 (6) Includes payments for pension plan of $30,251, premiums for life assurance of $2,251, premiums for private health coverage of $415, premiums for permanent health insurance of $1,198 and premiums for spouse's death in service benefits of $330.

 (7) Mr. Cowan became our Chief Financial Officer in January 2002 and our Secretary and Treasurer in May 2002.

 (8) Comprises fuel allowance of $1,243.

 (9) Includes payments for pension plan of $32,008, premiums for life assurance of $264, premiums for permanent health insurance of $1,370 and relocation expenses of $25,192.

(10) Comprises car allowance of $10,316.

(11) Mr. Ankcorn purchased these options for an aggregate purchase price of $100,000. This purchase price was repaid to Mr. Ankcorn prior to our initial public offering.

(12) Includes payments for pension plan of $316,118, premiums for life insurance of $1,074, premiums for medical coverage of $1,397, premiums for hospital coverage of $122, premiums for dental coverage of $1,981 and premiums for dependent life insurance of $19.

(13) Comprises car allowance of $10,415.

(14) Includes payments for pension plan of $306,487, premiums for life insurance of $1,084, premiums for medical coverage of $1,410, premiums for hospital coverage of $122, premiums for dental coverage of $2,000 and premiums for dependent life insurance of $8.

(15) Includes car allowance of $11,211, fuel allowance of $1,452 and clothing allowance of $380.

(16) Includes payments for pension plan of $16,911, premiums for life assurance of $320, premium for private health coverage of $164 and premiums for permanent health insurance of $1,105.

(17) Includes car allowance of $10,445, fuel allowance of $1,243 and clothing allowance of $354.

(18) Includes payments for pension plan of $13,505, premiums for life assurance of $256, premium for private health coverage of $166 and premiums for permanent health insurance of $657.

(19) Includes payments for pension plan of $18,509, premiums for life insurance of $351, premiums for private health coverage of $5,650, premiums for permanent health insurance of $1,211, premiums for spouse's death in service benefits of $497 and expatriate rent support of $11,000.

(20) Includes car allowance of $2,612 and fuel allowance of $864.

(21) Includes payments for pension plan of $16,746, premiums for life insurance of $287, premiums for private health coverage of $2,263, premiums for permanent health insurance of $736, premiums for spouse's death in service benefits of $330, a relocation package valued at $45,000, disability premiums of $630 and premiums for dental coverage of $243.

(22) Mr. Thornton joined our company in February 2001.

(23) Includes car allowance of $8,708 and fuel allowance of $5,082.

(24) Includes payments for pension plan of $31,567, premiums for life assurance of $407, premiums for private health coverage of $410, premiums for permanent health insurance of $1,370 and premiums for spouse's death in service benefits of $408.

(25) Includes car allowance of $7,273 and fuel allowance of $3,995.

(26) Includes payments for pension plan of $23,786, premiums for life assurance of $390, premiums for private health coverage of $406, premiums for permanent health insurance of $820, premiums for spouse's death in service benefits of $256 and a relocation package valued at $32,771.

EMPLOYMENT AGREEMENTS

     Dr. Nimmo has an employment agreement with Inveresk Research International Limited, one of our indirect, wholly-owned subsidiaries, pursuant to which he serves as its Chief Executive. Each of Mr. Cowan, Dr. Bathgate, Mr. McEwan and Mr. Thornton also have employment agreements with Inveresk Research International Limited. Mr. Cowan serves as its Chief Financial Officer, Dr. Bathgate serves as its President -- Pre-Clinical Europe, Mr. Thornton serves as its President -- Clinical Europe and Mr. McEwan serves as its
President -- Clinical Americas. Mr. Ankcorn, who serves as
President -- Pre-Clinical Americas, has an employment agreement with CTBR Bio-Research Inc. (formerly ClinTrials BioResearch Ltd.), one of our indirect, wholly-owned subsidiaries.

     Pursuant to his employment agreement, Dr. Nimmo receives an annual base salary of L170,000 (equivalent to $272,000) and is entitled to receive a bonus amount based upon certain performance targets. Under their employment agreements, Mr. Ankcorn, Dr. Bathgate, Mr. Cowan, Mr. McEwan and Mr. Thornton receive an initial annual base salary of CAN$370,863 (equivalent to $237,352), L95,000 (equivalent to $152,000), L150,000 (equivalent to $240,000), $190,000 and L140,001 (equivalent to $224,002), respectively, and each of Dr. Bathgate, Mr. Cowan, Mr. McEwan and Mr. Thornton is entitled to receive discretionary bonus amounts of up to an aggregate of 100% of his base salary then in effect. Mr. Ankcorn is entitled to receive a bonus in accordance with our bonus policy for senior executives in effect from time to time. The initial annual base salary of each executive officer is subject to appropriate increases at the discretion of the Compensation Committee of our Board of Directors.

     The employment agreements of the executive officers contain the following additional provisions:

     The employment of each of Dr. Nimmo, Mr. Cowan, Dr. Bathgate and Mr. McEwan may be terminated (i) upon one year's (or any shorter mutually agreed upon period) prior written notice by us or the executive; or (ii) by us upon payment of one year's annual salary in lieu of notice. Dr. Nimmo's employment may also be terminated by us for cause. Mr. Ankcorn's employment may be terminated (i) at any time by us upon the payment of certain benefits; (ii) at any time by us for cause; or (iii) upon his death or incapacity.

     Mr. Thornton's employment may be terminated (i) prior to the first anniversary of the sale by the Candover entities of all of their shares of our common stock upon one year's (or any shorter mutually agreed upon period) prior written notice by us or him; (ii) after the first anniversary of the sale by the Candover entities of all of their shares of our common stock upon six months (or any shorter mutually agreed upon period) prior written notice by us or him; or
(iii) at any time by us upon payment of salary in lieu of notice.

     If the employment of any executive officer, other than Mr. Ankcorn, terminates for any reason, in addition to annual salary that we may elect to pay in lieu of notice, the officer will receive all compensation and other benefits earned and accrued, plus reimbursement for any business expenses incurred through the expiration of the applicable termination notice period.

     If Mr. Ankcorn's employment is terminated as a result of an involuntary termination, including the occurrence of certain events and the taking of certain actions by us, most of which are outside his control, Mr. Ankcorn will be entitled to certain termination benefits, including all compensation and other benefits earned and accrued and payment of his salary, bonus and various benefits for one year following termination.

     Following the termination of any of the executive officers' (other than Dr. Bathgate's) employment, he will remain subject to certain restrictive covenants, including noncompetition, nondisclosure and nonsolicitation restrictions. Following termination of his employment for any reason, Dr. Bathgate will only be subject to a nondisclosure agreement.

     We previously provided Mr. McEwan with a relocation package valued at $45,000 in connection with his relocation from Edinburgh to North Carolina and we have agreed to provide Mr. McEwan with a reasonable repatriation package covering his costs of relocating from North Carolina to the U.K. if we terminate Mr. McEwan's employment. We also have agreed to reimburse Mr. Cowan for certain costs of relocating from London to Edinburgh and we previously reimbursed Mr. Thornton for costs incurred by him in connection with relocating from Geneva to Edinburgh. If Mr. Cowan or Mr. Thornton terminates his employment with us within two years of the payment by us of relocation costs, he must repay to us some or all of the costs reimbursed by us, depending on the date of termination of employment.

OPTION GRANTS IN 2002

     The following table sets forth information regarding stock options granted pursuant to option plans during the year ended December 31, 2002 to each of the named executive officers. These figures do not represent our estimate of future share prices.

                                                     INDIVIDUAL GRANTS(1)
                           -------------------------------------------------------------------------
                                 ACTUAL(2)             AS ADJUSTED(3)        PERCENTAGE
                           ---------------------   -----------------------    OF TOTAL
                           NUMBER OF    EXERCISE   NUMBER OF     EXERCISE     OPTIONS
                             SHARES     OR BASE      SHARES      OR BASE     GRANTED TO
                           UNDERLYING    PRICE     UNDERLYING     PRICE      EMPLOYEES
                            OPTIONS       (PER      OPTIONS        (PER      IN FISCAL    EXPIRATION
NAME                        GRANTED      SHARE)     GRANTED       SHARE)        2002         DATE
----                       ----------   --------   ----------   ----------   ----------   ----------
Dr. Walter S. Nimmo......      425       $1.43       23,468       $0.03           1%      March 2012
D.J. Paul E. Cowan.......    9,160       $11.68     268,809       $0.40          15%      March 2012
Michael F. Ankcorn.......    1,000       $11.68      29,345       $0.40           2%      March 2012
Dr. Brian Bathgate.......    1,000       $1.43       29,346       $0.05           2%      March 2012
Alastair S. McEwan.......      400       $1.43       11,738       $0.05           1%      March 2012
Nicholas J. Thornton.....      400       $11.68      11,738       $0.40           1%      March 2012


                             POTENTIAL REALIZED VALUE AT ASSUMED
                            RATES OF STOCK PRICE APPRECIATION FOR
                                       OPTION TERM(4)
                           ---------------------------------------
NAME                           0%            5%            10%
----                       -----------   -----------   -----------
Dr. Walter S. Nimmo......  $  304,380    $  496,246    $  790,605
D.J. Paul E. Cowan.......   3,386,933     5,584,676     8,956,354
Michael F. Ankcorn.......     369,747       609,661       977,736
Dr. Brian Bathgate.......     380,618       620,540       988,627
Alastair S. McEwan.......     152,242       248,207       395,437
Nicholas J. Thornton.....     147,899       243,864       391,094

---------------

(1) Option grants were made to our named executive officers during the three months ended March 31, 2002. The grants made were options to acquire shares in Inveresk Research Group Limited, the parent company of the group on the date the grants were made. These options subsequently were exchanged for options to acquire common stock in Inveresk Research Group, Inc. when that company became our ultimate holding company.

(2) Represents the applicable provisions of the options actually issued to the named executive officers, during the year ended December 31, 2002, by Inveresk Research Group Limited.

(3) Represents the options issued by Inveresk Research Group, Inc. in replacement of the options issued in connection with the change in our ultimate parent.

(4) For purposes of computing the values set forth in these columns we have used the initial public offering price of $13 per share.

     The potential realizable value of our options is calculated based on the ten-year term of the option from the time of grant. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules promulgated by the Securities and Exchange Commission and do not represent our estimate or projection of our future stock price performance. The potential realizable values at 0%, 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock subject to a given option by the initial public offering price of $13 per share;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rate shown in the table until the expiration of the applicable option; and

     - subtracting from that result the aggregate option exercise price.

     The gains shown do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual value realized may be greater or less than the potential realizable value set forth in the above tables. As described elsewhere in this prospectus, we may incur significant social security contribution obligations when options are exercised by certain resident employees in the U.K.

OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised by our named executive officers during the year ended December 31, 2002. There was no public market for our shares of common stock as of the date of exercise of the stock options included in the table below. Accordingly, the fair market value on the date of exercise is based on our initial public offering price of $13 per share.

                                                     ACTUAL (1)                      AS ADJUSTED (2)
                                          --------------------------------   --------------------------------
                                          NUMBER OF SECURITIES UNDERLYING    NUMBER OF SECURITIES UNDERLYING
                                           OPTIONS EXERCISED IN THE YEAR      OPTIONS EXERCISED IN THE YEAR
                                              ENDED DECEMBER 31, 2002            ENDED DECEMBER 31, 2002
                                          --------------------------------   --------------------------------
                                           SHARES ACQUIRED       VALUE        SHARES ACQUIRED       VALUE
NAME                                         ON EXERCISE        REALIZED        ON EXERCISE        REALIZED
----                                      -----------------   ------------   -----------------   ------------
Dr. Walter S. Nimmo.....................           --                  --              --                 --
D.J. Paul E. Cowan......................           --                  --              --                 --
Michael F. Ankcorn......................           --                  --              --                 --
Dr. Brian Bathgate......................           --                  --              --                 --
Alastair S. McEwan......................           --                  --              --                 --
Nicholas J. Thornton....................        5,460          $3,919,591         301,507         $3,919,591

---------------

(1) Represents the options actually exercised by the named executive officers in 2002.

(2) Represents the options that Inveresk Research Group, Inc. would have issued in replacement of the options exercised by the named executive officers during 2002 pursuant to the change in our ultimate parent, which took place immediately prior to our initial public offering, as if the change in our ultimate parent had occurred on December 31, 2001.

     The following table sets forth information concerning options held by our named executive officers as of December 31, 2002.

                                                       ACTUAL (1)
                                               ---------------------------         AS ADJUSTED (2)
                                                  NUMBER OF SECURITIES       ---------------------------
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                       OPTIONS AT               IN-THE-MONEY OPTIONS
                                                    DECEMBER 31, 2002          AT DECEMBER 31, 2002(1)
                                               ---------------------------   ---------------------------
NAME                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           -----------   -------------   -----------   -------------
Dr. Walter S. Nimmo..........................    112,153           --        $2,419,140          --
D.J. Paul E. Cowan...........................    268,809           --         5,798,210          --
Michael F. Ankcorn...........................    280,545           --         6,051,356          --
Dr. Brian Bathgate...........................    100,139           --         2,159,998          --
Alastair S. McEwan...........................    147,582           --         3,138,344          --
Nicholas J. Thornton.........................     11,738           --           253,189          --

---------------

(1) Value is based upon the difference between the option exercise price and the closing market value of our common stock at December 31, 2002 ($21.57 per share) multiplied by the number of shares underlying the option.

(2) Represents the options that Inveresk Research Group, Inc. would have issued in replacement of the options exercised by the named executive officers during 2002 pursuant to the change in our ultimate parent, which took place immediately prior to our initial public offering, as if the change in our ultimate parent had occurred on December 31, 2001.

DEFINED BENEFIT PENSION PLANS

     Drs. Nimmo and Bathgate and Messrs. McEwan and Thornton are participants in our U.K. defined benefit pension plan. The benefits under this plan are based on a normal retirement age of 60 and are related to the number years of service, the final pensionable salary of the individual concerned and any additional credit earned as a result of transfers from the pension plan of a former employer. The benefits payable to Dr. Bathgate and Messrs. McEwan and Thornton are subject to a maximum of two-thirds of the United Kingdom earnings cap (an amount set for U.K. tax purposes and further explained below). Drs. Nimmo and Bathgate and Mr. McEwan accrue an entitlement to one thirtieth of final pensionable salary for each year of service and Mr. Thornton accrues an entitlement of one forty-fifth of final pensionable salary for each year of service. In addition to his service with the group, Dr. Nimmo also has an entitlement equal to approximately 28.9% of his final pensionable salary as a result of a transfer from the pension plan of a former employer.

     Pensionable salary is equal to the salary of the individuals concerned as set out in the Summary Compensation Table above other than for Mr. McEwan, whose pensionable salary is based on the salary attributable to his position with us prior to his relocation to the United States in 2001. Mr. McEwan's pensionable salary is reviewed annually and for 2002 was L82,200 (equivalent to $123,563).

     At December 31, 2002, the periods of completed service for these plan participants were: Dr. Nimmo, 14 years 2 months; Dr. Bathgate, 11 years 4 months; Mr. McEwan, 6 years 6 months; and Mr. Thornton, 1 year 10 months. Dr. Nimmo's annual pension entitlement is expected to be approximately two-thirds of his final pensionable salary when he reaches the normal retirement age of 60.

     Based on the age, service-to-date and current salary levels of Dr. Bathgate and Messrs. McEwan and Thornton and assuming they remain employed with us until the normal retirement age of 60, we believe that the annual benefits payable to the individuals concerned will be limited to two-thirds of the United Kingdom earnings cap. The United Kingdom earnings cap is set by the U.K. tax authorities annually and is currently L97,200 (equivalent to $155,520). Assuming that this amount increases by 2% per year, the annual benefits payable to the individuals concerned at the normal retirement age of 60 would be approximately:

NAME                                                          AMOUNT IN L   $ EQUIVALENT
----                                                          -----------   ------------
Dr. Brian Bathgate..........................................    L92,500       $148,000
Alastair S. McEwan..........................................    L85,500       $136,800
Nicholas J. Thornton........................................    L96,300       $154,080

     Mr. Ankcorn is a participant in our Canadian pension plan. Annual benefits payable to Mr. Ankcorn pursuant to the plan vary according to the average of the highest consecutive three years' earnings and the number of years of service. While the normal retirement age for purposes of our Canadian plan is 65, if Mr. Ankcorn retires at any time after age 60 he will be entitled to full benefits.

     The benefits payable under our Canadian pension plan from retirement date until age 65 are equal to 2% of the average earnings multiplied by the years of service. After age 65, the benefits are equal to 1.3% of the average maximum pensionable earnings (AMPE) under the Canadian plan plus 2% of the individual's average earnings in excess of the AMPE, multiplied by the years of service. Benefits payable pursuant to the pension plan are not subject to any deduction for social security or other offset amounts. Any amounts for Mr. Ankcorn calculated according to the plan in excess of the Income Tax Act (Canada) limits will be paid by way of funds accumulated under a supplementary benefit pension plan. Pensionable salary is equal to the salary of Mr. Ankcorn as set out in the Summary Compensation Table above. As of December 31, 2002, Mr. Ankcorn had 25 years 8 months of credited service with us.

     If Mr. Ankcorn were to have retired on January 1, 2003, the annual benefits payable to him under this plan would be approximately CAN$172,000 (equivalent to $110,080). If Mr. Ankcorn were to remain employed with us at his current salary level until age 65, the annual benefits payable to him under this plan would be approximately CAN$247,000 (equivalent to $158,000).

EMPLOYEE BENEFIT PLANS

     Our 2002 Stock Option Plan reserves 5,365,589 shares (which amount is adjustable upon the occurrence of certain events) of our shares of common stock for grant of stock options to our officers, employees and consultants, and officers, employees and consultants of our subsidiaries, of which 2,600,399 shares are reserved for issuance under options already issued or exercised.

     The plan is administrated by the Compensation Committee. The Compensation Committee's authority in respect of the plan includes the authority:

     - to determine eligibility for participation;

     - to determine the type and amount of any award granted under the plan;

     - to make such changes to the plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax and certain other benefits applicable to stock options;

     - to make rules and regulations and establish procedures for carrying out and administering the plan and to make changes in such rules as it deems proper;

     - to determine, in accordance with the terms of the plan, the fair market value of shares underlying an award;

     - to accelerate the vesting of any award; and

     - to take any and all other actions it deems necessary or advisable for the proper operation or administration of the plan.

     Under the plan, the Compensation Committee also determines the exercise price at the time of grant; provided, that the exercise price for options will not be less than 100% of the fair market value of a share on the date of grant. Options under the plan are generally granted for a ten-year term, but may terminate earlier if the employment or service of the optionholder with us terminates before the end of the ten-year period.

     If we undergo a change in control, the Compensation Committee has the authority to make certain adjustments to the options then outstanding under the plan, including the authority to provide for immediate vesting of those options. For this purpose, a change in control means the occurrence of any one of the following events:

     - the acquisition of beneficial ownership by any individual, partnership or entity of 50% or more of our voting securities (other than by us); provided, however, that any acquisition of beneficial ownership shall not constitute a change in control by reason of an increase in the percentage of beneficial ownership of any person or group that results from a reduction in the number of outstanding shares or by reason of an increase in the beneficial ownership of a person or group of less than 5% per year;

     - any consolidation or merger to which we are a party, in which our stockholders immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

     - the sale, lease, exchange or other transfer of all or substantially all of our assets to a third party other than to an entity, at least a majority of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of Inveresk Research Group immediately prior to the sale; or

     - approval by our stockholders of a plan for our dissolution in accordance with applicable state law.

     Special rules may apply with respect to certain non-U.S. employees.

     In connection with our initial public offering, all of the outstanding options of Inveresk Research Group Limited were cancelled and replaced with options to purchase shares of our common stock. All of these replacement options are fully vested and immediately exercisable.

DIRECTORS' COMPENSATION

     Members of our Board of Directors who are neither officers nor employees of Inveresk Research Group or any of its subsidiaries currently are entitled to receive $37,000 per year as consideration for their services as directors plus reasonable expenses incurred in connection with their attendance at directors' meetings. Since January 2003, the chairperson of our audit committee has been entitled to receive additional compensation of $1,500 per meeting as consideration for her services. Directors who are also our officers or employees are not separately compensated for their services as directors.

     Under our 2002 Non-Employee Directors Stock Option Plan, each of our directors who is not an officer or employee of Inveresk Research Group or any of its subsidiaries and who is not eligible to receive option grants under our 2002 Stock Option Plan, will, immediately following each annual meeting of our stockholders, commencing with the 2003 annual meeting, automatically receive an annual grant of options to purchase 5,000 shares of our common stock. In addition, pursuant to the plan, each non-employee director when first elected or appointed to our Board of Directors is entitled to receive a grant of options to acquire 7,500 shares. The two non-employee directors who were elected before our initial public offering in 2002 but who were not directors of our predecessor holding company received this initial 7,500 share grant pursuant to the provisions of the plan at the time of the initial public offering. All options granted under the plan provide for an exercise price equal to 100% of the fair market value of the common stock on the date of grant. Options granted under the plan will vest ratably in annual investments over a three-year period, commencing on the first anniversary of the date of grant. The plan is administered by our Board of Directors.

PERFORMANCE GRAPH

     Below is a graph which compares the cumulative total stockholder return on our common stock from June 28, 2003, the date on which our common stock commenced trading on The Nasdaq National Market's Stock Market, through December 31, 2002 against the cumulative total return for the same period on the NASDAQ Stock Market (U.S.) Index and the NASDAQ Health Services Index. The results are based on an assumed $100 invested on June 28, 2002.
(Performance Graph)

                                                    INVERESK RESEARCH             NASDAQ STOCK                NASDAQ HEALTH
                                                       GROUP, INC.                MARKET (U.S.)                 SERVICES
                                                    -----------------             -------------               -------------
6/28/02                                                  100.00                      100.00                      100.00
6/30/02                                                  100.08                      100.00                      100.00
7/31/02                                                  106.08                       90.87                       90.62
8/31/02                                                  121.08                       89.91                       88.23
9/30/02                                                  145.38                       80.24                       87.98
10/31/02                                                 149.92                       91.20                       89.48
11/30/02                                                 154.77                      101.37                       89.87
12/31/02                                                 165.92                       91.54                       85.99

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee, which is comprised of four independent directors, is responsible for determining the compensation of our executive officers, overseeing the administration of the our compensation programs, reviewing the compensation of executive officers and preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission. The Compensation Committee receives input from Semler Brossy Consulting Group, compensation consultants, and reports appropriate decisions to all independent members of our Board of Directors. The Compensation Committee held two meetings during 2002. The Compensation Committee also held several briefings during the year with the Board of Directors to provide an evaluation of its performance in fulfilling the Compensation Committee Charter.

  COMPENSATION PHILOSOPHY

     Our executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. Our executive compensation program utilizes the company's performance and individual performance as determinants of executive pay levels. The goals of the program are to motivate executive officers to improve our financial position, to hold executives accountable for the performance of the business unit for which they are responsible, to attract key executives into the service of our company, to maximize the retention of these executives and to create value for our stockholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits.

  BASE COMPENSATION

     Base salaries represent the fixed component of our executive compensation program. Base salaries are set within ranges which are targeted around the competitive norm for similar companies in the drug development services industry. Individual salaries may be above or below the competitive norm, depending on the executive's tenure in his position and performance. The Compensation Committee considers the following factors in approving adjustments to salary levels for the executive officers: (1) the relationship between current salary and appropriate internal and external salary comparisons, (2) the average size of salary increases being granted by competitors, (3) whether the responsibilities of the position have changed during the preceding year, and (4) the individual's performance as reflected in the overall manner in which his assigned role is carried out.

  BONUSES

     Bonus awards serve two functions in implementing our executive compensation philosophy. First, the incentives permit us to compensate officers directly for performance as measured by objective standards. Second, the incentives serve to focus executives on those activities that are most directly under their control and for which they should be held accountable.

     All current employment agreements with our executive officers provide for payment of cash bonus awards in the discretion of the Compensation Committee. Pursuant to their respective employment agreements, Dr. Nimmo is entitled to receive a bonus amount based upon certain performance targets, each of Dr. Bathgate, Mr. McEwan, Mr. Cowan and Mr. Thornton is entitled to receive bonus amounts of up to an aggregate of 100% of his base salary then in effect and Mr. Ankcorn is entitled to receive a bonus in accordance with our bonus policy for senior executives in effect from time to time.

  EQUITY-BASED COMPENSATION

     The long-term incentive component of our executive compensation program is designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees. Long-term incentives are primarily provided pursuant to our 2002 Stock Option Plan, which is administered by the Compensation Committee. In 2002, the Committee did not grant any options to any of our executive officers under the 2002 Stock Option Plan.

  BENEFITS

     Benefits provided to executive officers serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executive officers are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Generally, Dr. Nimmo, our President and Chief Executive Officer, may participate in the same compensation programs that are available to our other executive officers and his compensation is reviewed annually in accordance with the policies applicable to other executive officers as described above. Dr. Nimmo's compensation is subject to the terms of his employment agreement. The current rate of compensation for Dr. Nimmo under this agreement is L170,000 (equivalent to $272,000) for his annual base salary. Dr. Nimmo's bonus for 2002, in the amount set forth in the Summary Compensation Table, was determined pursuant to the terms of his employment agreement.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS OF
                                          INVERESK RESEARCH GROUP, INC.:

                                          Ian P. Sword
                                          John Urquhart
                                          John Henderson
                                          S. Louise McCrary

     The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference.

           REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                         INVERESK RESEARCH GROUP, INC.

     The Audit Committee reviews the Company's financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited consolidated financial statement to accounting principles generally accepted in the United States of America.

     In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of other non-audit services to us is compatible with the auditors' independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                          SUBMITTED BY THE AUDIT COMMITTEE OF
                                          THE BOARD OF DIRECTORS OF INVERESK
                                          RESEARCH GROUP, INC.:

                                          S. Louise McCrary
                                          Vanessa C.L. Chang
                                          John Henderson
                                          Ian P. Sword

     The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.

     To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our directors, executive officers and persons who own more than 10% of our common stock were met.

             MATTERS RELATING TO OUR INDEPENDENT PUBLIC ACCOUNTANTS

APPOINTMENT OF DELOITTE & TOUCHE

     Our Board of Directors has appointed Deloitte & Touche to continue as our independent public accountants for the fiscal year ending December 31, 2003. We do not expect a representative of Deloitte & Touche to attend the annual meeting.

CHANGE IN OUR INDEPENDENT PUBLIC ACCOUNTANTS

     Before engaging Deloitte & Touche to serve as our independent public accountants effective as of August 1, 2002, our principal independent accountant was the U.K. member firm of Andersen Worldwide ("Arthur Andersen"). Arthur Andersen resigned as our independent accountants as of July 31, 2002. The decision to change independent accountants was recommended by the Audit Committee and approved by our Board of Directors.

     Arthur Andersen's reports on our consolidated financial statements for each of the fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended 2001 and 2000 and through July 31, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     We provided Arthur Andersen with a copy of the foregoing disclosures and we filed Arthur Andersen's letter confirming their agreement to this disclosure as an exhibit to a Report on Form 8-K/A filed with the Securities and Exchange Commission on August 9, 2002.

     During the fiscal years ended 2001 and 2002 and through July 31, 2002, we did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

ACCOUNTING FEES AND SERVICES

     Audit Fees. Deloitte & Touche billed us aggregate fees of approximately $300,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in our quarterly reports on Form 10-Q in 2002. Arthur Andersen billed us aggregate fees of approximately $302,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 30, 2001.

     Audit-Related Fees. We did not incur any fees in the fiscal year ended December 31, 2002 for assurance and related services rendered by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and are not disclosed under "Audit Fees." The aggregate fees in the fiscal years ended December 31, 2002 and December 30, 2001 for assurance and related services rendered by Arthur Andersen that were reasonably related to the performance of their audit or review of our financial statements and are not disclosed under "Audit Fees" above were approximately $1,302,000 and $0, respectively. These services included the issuance of consents and comfort letters for filings initiated by us (e.g., a registration statement for our initial public offering) and other work associated with the review and audit of our financial statements in accordance with generally accepted accounting principles in the United States in connection with our initial public offering.

     Tax Fees. The aggregate fees in the fiscal years ending December 31, 2002 for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning were approximately $137,000. The aggregate fees in the fiscal years ending December 31, 2002 and December 30, 2001 for professional services rendered by Arthur Andersen for tax compliance, tax advice and tax planning were approximately $75,000 and $203,000, respectively.

     All Other Fees. We did not incur any fees for professional services rendered by Deloitte & Touche in 2002 other than those described above. Arthur Andersen billed us aggregate fees of $12,000 for professional services rendered in 2002 and $1,657,000 for professional services rendered in 2001 other than those described above, consisting of advice from Arthur Andersen's legal affiliate on property planning, acquisitions advice and systems review work.

     Our Audit Committee is responsible for retaining and terminating our independent auditors and for approving the performance of any non-audit services by the independent public accountants. In addition, our Audit Committee is responsible for monitoring the independence and performance of our independent public accountants and internal audit department and for presenting its conclusions with respect to the independent public accountants to our full Board of Directors. Our Audit Committee was constituted on May 8, 2002 and first met on July 27, 2002. We changed auditors from Arthur Andersen to Deloitte & Touche effective August 1, 2002. Because of the timing of these events, none of the services provided by Arthur Andersen were approved by our Audit Committee. All of the services provided by Deloitte & Touche since that time have been approved by our Audit Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us regarding the beneficial ownership of our shares of common stock as of March 14, 2003 by:

     - each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of our shares of common stock;

     - each of our directors and named executive officers; and

     - all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 14, 2003 are treated as outstanding.

These shares, however, are not treated as outstanding when computing the percentage ownership of any other person.

     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Calculation of percentage of shares beneficially owned is calculated using a base of 36,232,089 shares of common stock outstanding as of March 14, 2003.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                       NUMBER     PERCENT
-----------------------------------------                     ----------   -------
Stockholders Owning 5% or More
Candover Partners Limited**(2)..............................  16,328,488    45.1%
Candover Investments PLC**..................................   1,959,425     5.4%
Candover (Trustees) Limited**...............................     217,688       *
Federated Investors, Inc....................................   2,525,000     7.0%
  (Kauffman Fund)
  Federated Investors Tower
  Pittsburgh, PA 15222-3799

Directors and Executive Officers
Dr. Walter S. Nimmo(3)......................................   1,868,019     5.1%
D.J. Paul E. Cowan(4).......................................     268,809       *
Michael F. Ankcorn(5).......................................     280,545       *
Dr. Brian Bathgate (6)......................................     265,803       *
Alastair S. McEwan(7).......................................     313,245       *
Nicholas J. Thornton(8).....................................     313,245       *
Dr. Ian P. Sword(9).........................................     809,210     2.2%
Dr. John Urquhart...........................................     110,456       *
Dr. John T. Henderson.......................................       1,000       *
S. Louise McCrary...........................................          --      --
Vanessa C.L. Chang..........................................          --      --
All directors and executive officers as a group (11
  persons)..................................................   4,230,332    11.4%

---------------

* Indicates less than 1.0%.

** The address of each of these entities is 20 Old Bailey, London EC4M 7LN,
   United Kingdom.

(1) Unless otherwise noted, the address for all persons listed is c/o Inveresk Research Group, Inc., 11000 Weston Parkway, Suite 100, Cary, North Carolina 27513.

(2) Comprised of 16,328,488 shares of common stock held collectively by five limited partnerships that make up the Candover 1997 Fund of which Candover Partners Limited is general partner. Information for each of these five limited partnerships is as follows:

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                      NUMBER     PERCENT
-----------------------------------------                     ---------   -------
Candover 1997 UK No. 1
Limited Partnership**.......................................  6,374,631    17.6%
Candover 1997 UK No. 2
Limited Partnership**.......................................  1,985,607     5.5%
Candover 1997 US No. 1
Limited Partnership**.......................................  5,292,588    14.6%
Candover 1997 US No. 2
Limited Partnership**.......................................  1,780,894     4.9%
Candover 1997 US No. 3
Limited Partnership**.......................................    894,768     2.5%

---------------

(3) Includes 112,153 shares of common stock issuable upon the exercise of stock options.

(4) Includes 268,809 shares of common stock issuable upon the exercise of stock options.

(5) Includes 280,545 shares of common stock issuable upon the exercise of stock options.

(6) Includes 100,139 shares of common stock issuable upon the exercise of stock options.

(7) Includes 147,582 shares of common stock issuable upon the exercise of stock options.

(8) Includes 11,738 shares of common stock issuable upon the exercise of stock options. The remainder of these shares are held of record by Rathbone Jersey Limited but are beneficially owned by Mr. Thornton.

(9) Includes 11,099 shares of common stock issuable upon the exercise of stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REPAYMENT OF 10% UNSECURED SUBORDINATED LOAN STOCK DUE 2008

     Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC collectively own approximately 51.4% of our shares of common stock. In September 1999, these Candover entities purchased an aggregate of 462,500 A ordinary shares of Inveresk Research Group Limited for $0.8 million and we borrowed an aggregate of $43.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC. Our indebtedness under those borrowings was evidenced by 10% unsecured subordinated loan stock due 2008 issued by Inveresk Research Group Limited. In connection with the acquisition of ClinTrials in April 2001, Candover Investments PLC, Candover (Trustees) Limited and certain investment funds indirectly controlled by Candover Investments PLC collectively purchased an aggregate of 264,128 A ordinary shares of Inveresk Research Group Limited for $0.4 million and we borrowed an aggregate of $64.8 million from Candover Investments PLC and certain investment funds indirectly controlled by Candover Investments PLC and in consideration of that loan issued additional 10% unsecured subordinated loan stock due 2008. The 10% unsecured subordinated loan stock due 2008 became repayable upon our initial public offering, and was repaid at that time out of the proceeds of our initial public offering, with borrowings under our bank credit facility and from our cash resources.

INCREASE IN MANAGEMENT OWNERSHIP

     The Articles of Inveresk Research Group Limited provided that upon certain types of "liquidity events," including the listing of the ordinary shares of Inveresk Research Group Limited, the different classes of shares of Inveresk Research Group Limited would be converted into a single class and the relative ownership percentage of management would be adjusted based on the rate of return on the Candover entities investment implied by the pricing of the liquidity event. Because we changed our ultimate parent company immediately before the consummation of our initial public offering, the ordinary shares of Inveresk Research Group Limited were not listed and these "ratchet" arrangements were not actually triggered by the consummation of our initial public offering. In order to put the shareholders and optionholders of Inveresk Research Group Limited in the same position that they would have been in if the change in our ultimate parent had not occurred prior to our initial public offering, the rate at which the A ordinary shares and options to purchase B ordinary shares were exchanged for shares of our common stock or options to purchase shares of our common stock, as applicable, in connection with the change in our ultimate parent was based on the number of ordinary shares that the A ordinary shares and B ordinary shares would have been convertible into if they had been converted into ordinary shares prior to the change in our ultimate parent. As a consequence, in connection with the change in our ultimate parent, our management's percentage ownership in our outstanding share capital increased from 11.25% prior to the change in ultimate parent to 21.25% following the change in ultimate parent.

REGISTRATION RIGHTS AGREEMENT

     Before our initial public offering, we entered into a registration rights agreement with Candover Investments PLC, Candover (Trustees) Limited, certain investment funds indirectly controlled by Candover Investments PLC and certain other stockholders, including Ian P. Sword, Walter S. Nimmo, D.J. Paul E. Cowan, Michael F. Ankcorn, Brian Bathgate, Dalame Resources S.A., Rathbone Jersey Limited (which holds all of our shares that are owned by Nicholas J. Thornton) and Alastair S. McEwan. Under the registration rights agreement, subject to a number of conditions and limitations, those Candover entities may require us to file a registration statement under the Securities Act to register the sale of our shares of common stock held by them. We may be required to file up to five registration statements. The registration rights agreement also provides that all of our stockholders named in that agreement have "piggy-back" registration rights in connection with the registered offerings of our shares that we, or the Candover entities, initiate. Under the agreement, we will be required to pay all registration expenses with the exception of fees and expenses of counsel to the stockholders named in the agreement and underwriters discounts and commissions. We and the stockholders named in the agreement are required to indemnify one another against certain liabilities in respect of an offering covered by the registration rights agreement. Under the registration rights agreement, each of Dr. Sword, Dr. Nimmo, Mr. Cowan, Mr. Ankcorn, Dr. Bathgate, Dalame Resources S.A., Rathbone Jersey Limited and Mr. McEwan have agreed to certain restrictions on sales of their shares of our common sock for a two-year period following consummation of our initial public offering.

WAIVER OF NATIONAL INSURANCE PAYMENT OBLIGATIONS

     Certain of the options issued by Inveresk Research Group Limited contained a provision that obligated the holder of the option to pay to Inveresk Research Group Limited any U.K. National Insurance contributions payable by Inveresk Research Group Limited to the Inland Revenue upon exercise of these options. We waived this condition for Nicholas J. Thornton when he exercised certain of his options in March 2002 and accordingly we, and not Mr. Thornton, paid the U.K. National Insurance contribution of L59,697 (equivalent to $89,737) we were obligated to pay to the U.K. Inland Revenue in connection with the exercise of those options.

     The options that we issued in exchange for the cancellation of the options described above in connection with the change in our ultimate parent do not contain an obligation on the part of the holder of the option to pay the full amount of the U.K. National Insurance contributions otherwise payable by us to the U.K. Inland Revenue upon the exercise of those options. Instead, these options provide that we will be liable for all U.K. National Insurance contributions payable by us to the extent the market value of our shares is equal to or less than the price at which our shares were first offered to the public in the initial public offering, and the holders of those options agreed to bear the liability for any U.K. National Insurance contributions in excess of this amount that may become due when the options are exercised. Consequently, if all of these options were exercised at a time when the market price was equal to or greater than the initial public offering price of $13 per share, we would be liable to pay an aggregate of $1.2 million in U.K. National Insurance contributions to the U.K. Inland Revenue. The persons who received these options included Drs. Nimmo and Bathgate and Messrs. Cowan, McEwan and Thornton.

                           ANNUAL REPORT ON FORM 10-K

     COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULES THERETO) ARE BEING FURNISHED WITH THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST DIRECTED TO OUR CORPORATE SECRETARY, INVERESK RESEARCH GROUP, INC., 11000 WESTON PARKWAY, SUITE 100, CARY, NORTH CAROLINA 27513.

                         STOCKHOLDER PROPOSAL DEADLINE

     Stockholder proposals to be presented at the 2004 annual meeting of stockholders, for inclusion in our proxy statement and proxy card relating to that meeting, must be received by us at our principal executive offices in Cary, North Carolina, addressed to the Secretary of the Company, not later than December 31, 2003. Such proposals must comply with our bylaws and the requirements of Regulation 14A under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

     We urge you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

                                          By Order of the Board of Directors

                                          LOGO
                                          D.J. Paul E. Cowan
                                          Secretary

Cary, North Carolina
March 31, 2003

                                                                         ANNEX A

                                                  REVISED AS OF OCTOBER 25, 2002

                         INVERESK RESEARCH GROUP, INC.
                            AUDIT COMMITTEE CHARTER

1.  AUDIT COMMITTEE PURPOSE

     The Audit Committee (the "Committee") shall assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the financial reporting process and systems of internal controls of Inveresk Research Group, Inc. (the "Company");

     - Monitor the Company's compliance with legal and regulatory requirements;

     - Monitor the independence and performance of the Company's independent public accountants and internal audit department; and

     - Provide an avenue of communication among the independent auditors, management, the internal audit department and the Board.

     In discharging its oversight role, the Committee has the power to conduct or to authorize investigations into any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, including the independent auditors. The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities.

2.  AUDIT COMMITTEE COMPOSITION

     The Committee shall be comprised of at least three directors as appointed by the Board, each of whom shall meet the independence and audit committee composition requirements under the rules and regulations of the Nasdaq National Market as in effect from time to time and shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee.

     The Chair of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. No director may serve as Chair or as a voting member of the Committee if such director is a beneficial owner of 20% or more of the Company's voting stock (or is a general partner, controlling shareholder or officer of such a beneficial owner), but such a director may serve as a non-voting member of the Committee.

     No member of the Committee shall receive any compensation from the Company other than director's fees (including equity-based awards), which may include additional amounts payable to the Chair and to members of the Committee for meeting more frequently or for longer periods of time than the full Board.

3.  AUDIT COMMITTEE MEETINGS

     The Committee shall meet at such times and from time to time as it deems to be appropriate, but not less than quarterly. The Committee shall meet separately, at least quarterly, with management, internal auditors and the independent public accountants. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary.

     The Committee shall report regularly to the Board.

4.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     The duties of the Committee shall include the following:

 REVIEW PROCEDURES

     - Review and reassess the adequacy of this charter at least annually (and update this charter if and when appropriate).

     - Review with representatives of management and the independent public accountants the Company's audited financial statements prior to their filing as part of the annual report on Form 10-K. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, which would entail review of estimates, reserves and accruals, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

     - Consider the integrity of the Company's financial reporting process and controls in consultation with management, the independent public accountants and in the internal auditors. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent public accountants and the internal audit department together with management's responses including the status of previous recommendations.

     - Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution of the Form 10-Q.

 INDEPENDENT AUDITORS

     - The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace independent public accountants (or to recommend such replacement for shareholder approval in any proxy statement, if applicable). The Committee shall approve the fees and other compensation to be paid to the independent public accountants. The independent public accountants shall be ultimately accountable to the Board and the Committee.

     - On an annual basis, receive from the independent public accountants and review a formal written statement describing, to the extent permitted under applicable auditing standards: the auditors' internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the outside auditors and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1. The Committee shall actively engage in a dialogue with the independent public accountants as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board take, appropriate action to oversee the independence of the independent public accountants.

     - On an annual basis, discuss with representatives of the independent public accountants the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

     - Review the independent public accountants audit plan and engagement letter which discusses the scope, staffing, locations, reliance upon management and internal audit and general audit approach. Also, review the scope of non-audit services performed for the Company by the independent auditors and approve any significant non-audit relationship with the independent auditors.

     - Consider and discuss with management and the independent auditors any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information and any significant disagreements with management.

  INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE

     - Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

     - Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     - On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

  OTHER AUDIT COMMITTEE RESPONSIBILITIES

     - Annually prepare a report to shareholders for inclusion in the Company's annual proxy statement. The report of the Committee shall (1) confirm that the Company has a formal, documented Committee charter setting forth the Committee's duties, (2) state whether the Committee satisfied its obligations under the charter during the previous year, and (3) cover all other matters required by rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the charter at least once every three years and after any significant modification is approved by the Board.

     - Annually prepare a written affirmation to The Nasdaq Stock Market, Inc. regarding the Committee's compliance with respect to independence, financial literacy, determination of at least one Committee member having accounting or financial management expertise and annual review and assessment of this charter.

     - Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

     - Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

     - Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company's exposure to risk, and discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     - Establish hiring policies for employees or former employees of the independent auditors.

     - Review and approve all related-party transactions.

PROXY                   INVERESK RESEARCH GROUP, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         INVERESK RESEARCH GROUP, INC.

         The undersigned hereby appoints Walter S. Nimmo and D. J. Paul E. Cowan, or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote all the shares of common stock of Inveresk Research Group, Inc. held of record by the undersigned on March 21, 2003, at the annual meeting of stockholders to be held on April 29, 2003 or any postponement(s) or adjournment(s) of the annual meeting, in the manner and for the purposes identified below and with discretionary authority to vote as to any other matter that may properly come before the annual meeting, including for substitute nominees if any of the named nominees for director should be unavailable to serve.

PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY: [X]

1. ELECTION OF DIRECTOR:

Class I (Term expires in 2006) Nominees:    FOR               WITHHOLD

John Urquhart                               [ ]                  [ ]

Vanessa C.L. Chang                          [ ]                  [ ]

PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENVELOPE PROVIDED.


                               (Continued and to be signed on the reverse side.)

                           (Continued from other side)

         Item 1 was proposed by Inveresk Research Group, Inc. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for director named above under Item 1.

                                        PLEASE SIGN AS NAME APPEARS. WHEN SHARES
                                        ARE HELD BY JOINT TENANTS, BOTH SHOULD
                                        SIGN. WHEN SIGNING AS ATTORNEY,
                                        EXECUTOR, ADMINISTRATOR, TRUSTEE, OR
                                        GUARDIAN, PLEASE GIVE FULL TITLE AS
                                        SUCH. IF A CORPORATION, PLEASE SIGN IN
                                        THE FULL CORPORATE NAME BY PRESIDENT OR
                                        OTHER AUTHORIZED OFFICER. IF A
                                        PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
                                        NAME BY AUTHORIZED PERSON.




                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly

                                        Dated:___________________________ , 2003


                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.

                                 24